PARADIGM MEDICAL INDUSTRIES, INC.
                              2355 South 1070 West
                           Salt Lake City, Utah 84119


                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

         The enclosed Proxy is solicited on behalf of the Board of Directors of Paradigm Medical Industries, Inc., a Delaware corporation (the "Company") for use at the Special Meeting of Shareholders (the "Special Meeting") to be held on Friday, December 28, 2001, beginning at 10:00 a.m., local time (MST), or at any adjournment(s) thereof. The purposes of the meeting are set forth herein and in the accompanying Notice of Special Meeting of Shareholders. The Special Meeting will be held at the Company's corporate headquarters at 2355 South 1070 West, Salt Lake City, Utah. This Proxy Statement and accompanying materials are being mailed on or about December 10, 2001. The Company will bear the cost of this solicitation.

Record Date

         Shareholders of record of the Company's Common Stock at the close of business on November 30, 2001 are entitled to notice of and to vote at the meeting. At the record date, 14,228,635 shares of the Company's Common Stock, $.001 par value, 5,747 shares of the Series A Preferred Stock, 8,986 shares of Series B Preferred Stock, 0 shares of Series C Convertible Preferred Stock, 21,500 shares of Series D Convertible Preferred Stock, 34,762 shares of Series E Convertible Preferred Stock and 49,972 shares of Series F Convertible Preferred Stock were issued and outstanding. Shareholders of Series A Series B, Series C, Series D, Series E and Series F Preferred Stock are not entitled to vote at the Special Meeting. Shareholders holding at least one-third of the outstanding shares of Common Stock represented in person or by proxy, shall constitute a quorum for the transaction of business at the Special Meeting.

Revocability of Proxies

         Shareholders may revoke any appointment of proxy given pursuant to this solicitation by delivering the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. An appointment of proxy is revoked upon the death or incapacity of the shareholder if the Secretary or other officer of the Company authorized to tabulate votes receives notice of such death or incapacity before the proxy exercises its authority under the appointment.

Voting and Solicitation

         Each shareholder will be entitled to one vote for each share of Common Stock held at the record date. Assuming a quorum is present, to approve the proposed amendment to the Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 20,000,000 to 40,000,000, holders of a majority of the shares entitled to vote at the Special Meeting must vote in favor of the proposed amendment. Because the shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock are non-voting securities, the holders thereof will not be entitled to vote at the Special Meeting. The principal executive offices of the Company are located at 2355 South 1070 West, Salt Lake City, Utah. In addition to the use of the mails, proxies may be solicited personally, by telephone, or by facsimile, and the Company may reimburse brokerage firms and other persons holding shares in the Company in their names or those of their nominees for their reasonable expenses in forwarding soliciting materials to the beneficial owners.

                                   PROPOSAL 1


                   INCREASE IN THE NUMBER OF AUTHORIZED SHARES

         The Certificate of Incorporation currently authorizes the issuance of 20,000,000 shares of Common Stock. As of the record date, approximately 14,228,635 shares were issued and outstanding. There have been 6,896 shares of Common Stock set aside and reserved in the event that holders of shares of Series A Preferred Stock elect to convert those shares into shares of Common Stock, 10,783 shares of Common Stock set aside and reserved in the event that holders of shares of Series B Preferred Stock elect to convert those shares into shares of Common Stock, 37,625 shares of Common Stock set aside and reserved in the event that holders of shares of Series D Preferred Stock elect to convert those shares into shares of Common Stock, 1,853,949 shares of Common Stock set aside and reserved in the event that holders of shares of Series E Preferred Stock elect to convert those shares into shares of Common Stock, and 2,665,067 shares of Common Stock set aside and reserved in the event that holders of shares of Series F Preferred Stock elect to convert those shares into shares of Common Stock. An additional 872,540 shares are available for issuance to officers and employees under the 1995 Stock Option Plan.

         As a result of our prior financings, acquisitions and efforts to provide incentives to employees, officers and directors, the Company has issued or reserved for issuance a sufficient amount of its authorized Common Stock. The Board of Directors has determined that it is in the best interest of the Company and its shareholders to amend Article III of the Company's Certificate of Incorporation (the "Amendment") to increase the number of authorized shares of Common Stock of the Company from 20,000,000 to 40,000,000 shares, and hereby solicits the approval of the shareholders of the Amendment. If the shareholders approve the Amendment, the Board of Directors currently intends to file an Amendment to the Company's Certificate of Incorporation reflecting the Amendment with the Secretary of State of the State of Delaware as soon as practicable following such stockholder approval. If Amendment is not approved by the shareholders, Article III of the existing Certificate of Incorporation will continue in effect.

         The objective of the increase in the authorized number of shares of Common Stock is to ensure that the Company will have sufficient shares available for future issuances. The Board of Directors believes that it is prudent to increase the authorized number of shares of Common Stock to the proposed levels in order to provide a reserve of shares available for issuance to meet the Company's business needs as they arise. Though the Board of Directors has no immediate plans to issue a significant number of additional shares of Common Stock, such future business needs may include, without limitation, funding future financings and acquisitions and providing equity incentives to the Company's employees, officers and directors.

Possible Effects of Proposed Amendment to Certificate of Incorporation

         All authorized but unissued shares of Common Stock will be available for issuance from time to time for any proper purpose approved by the Board of Directors. There are currently no arrangements, agreements or understandings for the issuance or use of the additional shares of the authorized Common Stock. The Board of Directors does not presently intend to seek further shareholder approval of any particular issuance of shares unless such approval is required by law or the rules of The Nasdaq Stock Market.

         The Company's shareholders do not currently have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future, and therefore, future issuances of Common Stock may, depending on the circumstances, have a diluted effect on the earnings per share, voting power and other interest of the existing shareholders.

Vote Required and Recommendation of the Board of Directors

         The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote at the Special Meeting will be required to approve the proposed Amendment, assuming a quorum is present.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF PARADIGM MEDICAL INDUSTRIES, INC. FROM 20,000,000 TO 40,000,000 SHARES

Executive Compensation

         The following table sets forth, for each of the last three fiscal years, the compensation received by Thomas F. Motter, the Company's Chairman and Chief Executive Officer, and all other executive officers (collectively, the "Named Executive Officers") at December 31, 2000, whose salary and bonus for all services in all capacities exceed $100,000 for the fiscal year ended December 31, 2000.


                                                                                    Long-Term Compenation

                                       Annual Compensation                   Awards                     Payouts


                                                                                    Securities     Long-
                                                            Other       Restricted  Underlying      term
    Name and                                                Annual         Stock     Options/    Incentive       All Other
Principal Position   Period    Salary($)    Bonus($)    Compensation ($)  Awards($)    SARs(#)    Payout($)   Compensation(#)(4)

Thomas F. Motter,    2000(1)   $178,357   $486,113 (5)       0              0            0           0             $28,732(6)
Chairman of the      1999(2)    141,208       0              0              0        50,000(7)       0             $ 5,000
Board and Chief      1998(3)    122,497       0            $5,250           0        37,450(8)       0             $ 6,000
Executive Officer

Mark R. Miehle,      2000(1)   $235,201   $194,000(9)        0              0       150,000(10)      0             $ 6,000
President and Chief
Operating Officer(8)
________________

(1)      For the fiscal year ended December 31, 2000.
(2)      For the fiscal year ended December 31, 1999.
(3)      For the fiscal year ended December 31, 1998.
(4) The amounts indicated under "Other Annual Compensation" for 2000, 1999 and 1998 consist of payments related to the operation of automobiles by the Named Executive Officers.
(5) On January 21, 2000, the Board of Directors approved a bonus to Mr. Motter in the form of 38,889 shares of the Company's Common Stock. The bonus was valued at $486,113 on the basis of the closing bid price of the Company's Common Stock of $12.50 per share on January 21, 2000, the date the board approved the bonus.
(6) The amounts under "Other Annual Compensation" for 2000, 1999 and 1998 includes payments related to the residential housing accommodations for the Company's employees, living outside of Utah while they were working at the Company's corporate headquarters in Salt Lake City, leased from Mr. Motter at $2,500 per month. See also "Certain Relations and Related Transactions."
(7) On September 10, 1999, the Board of Directors granted Mr. Motter options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $4.00 per share.
(8) On September 14, 1998, the Board of Directors granted to Mr. Motter options to purchase 37,400 shares of the Company's Common Stock at an exercise price of $5.00 per share, of which 24,000 vested on September 14, 1998 and 13,450 vested on January 1, 1999.
(9) On June 5, 2000, the Board of Directors issued Mr. Miehle 28,500 shares of the Company's Common Stock as a initial bonus as part of his employment agreement. The market price on the date of grant as $6.8125 per share, and compensation expense in the amount of $194,000 was recognized.
(10) On June 5, 2000, the Board of Directors granted to Mr. Miehle options to purchase 150,000 shares of the Company's Common Stock at an exercise price of $6.00 per share.

         The following table sets forth information concerning the exercise of options to acquire shares of the Company's Common Stock by the Named Executive Officers during the fiscal year ended December 31, 2000, as well as the aggregate number and value of unexercised options held by the Named Executive Officers on December 31, 2000.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option/SAR Values


                                               Number of Securiites Underlying        Value of Unexercised
                                                  Unexercised Options/SARs        In-the-Money Options/SARs at
                                                   At December 31, 2000(#)            December 31, 2000($)

                         Shares
                        Acquired         Value
       Name         On Exercise (#)  Realized ($)     Exercisable    Unexercisable    Exercisable      Unexercisable
Thomas F. Motter           0               0                193,450        0               0                 0
Mark R. Miehle             0               0                 95,517     100,000            0                 0
John W. Hemmer           57,450        $287,250              60,000        0               0                 0
Curtis G. Page             0               0                 40,620      19,460            0                 0
Richard C. Dirkson       5,040          $25,200               3,750      26,250            0                 0

Director Compensation

         On April 19, 2000, Dr. David M. Silver and Randall A. Mackey were each granted options to purchase 75,000 shares of the Company's Common Stock at an exercise price of $6.00 per share. On January 8, 2001, Messrs. Silver, Mackey and Keith D. Ignotz were each granted options to purchase 75,000 shares of the Company's Common Stock at an exercise price of $4.00 per share, of which options to purchase 18,750 shares of Common Stock were vested on January 8, 2001, with options to purchase 18,750 shares of Common Stock to be vested at the end of each three month period thereafter until all such options are vested. Outside directors are also reimbursed for their expenses in attending board and committee meetings. Directors are not precluded from serving the Company in any other capacity and receiving compensation therefor.

Employee 401(k) Plan

         In October  1996,  the  Company's  Board of Directors  adopted a 401(k)
Retirement Savings Plan. Under the terms of the 401(k) plan, effective as of November 1, 1996, the Company may make discretionary employer matching contributions to its employees who choose to participate in the plan. The plan allows the board to determine the amount of the contribution at the beginning of each year. The board adopted a contribution formula specifying that such discretionary employer matching contributions would equal 100% of the participating employee's contribution to the plan up to a maximum discretionary employee contribution of 3% of a participating employee's compensation, as defined by the plan. All persons who have completed at least six months' service with the Company and satisfy other plan requirements are eligible to participate in the 401(k) plan.

1995 Stock Option Plan

         The Company adopted a 1995 Stock Option Plan (the "Plan") for officers, employees, and consultants of the Company on November 7, 1995. The Plan authorized the granting of stock options ("Plan Options") to purchase an aggregate of not more than 300,000 shares of the Company's Common Stock. On February 16, 1996, options for all 300,000 shares were granted. On June 9, 1997, the Company's shareholders approved an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 300,000 shares to 600,000 shares. On September 3, 1998, the Company's shareholders approved an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 600,000 shares to 1,200,000 shares. On November 29, 2000, the Company's shareholders approved an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 1,200,000 shares to 1,700,000 shares. On September 11, 2001, the Company's shareholders approved an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 1,700,000 shares to 2,700,000 shares.

         The Plan is administered by the Compensation Committee. In general, the Compensation Committee will select the person to whom options will be granted and will determine, subject to the terms of the Plan, the number, exercise, and other provisions of such options. Options granted under the Plan will become exercisable at such times as may be determined by the Compensation Committee. Plan Options granted may be either incentive stock options ("ISOs"), as such term is defined in the Internal Revenue Code, or non-ISOs. ISOs may only be granted to persons who are employees of the Company. Non-ISOs may be granted to any person, including, but not limited to, employees of the Company, independent agents, consultants, as the Compensation Committee believes has contributed, or will contribute, to the success of the Company. The Compensation Committee shall determine the exercise price of options granted under the Plan, provided that, in the case of ISOs, such price may not be less than 100% (110% in the case of ISOs granted to holders of 10% of voting power of the Company's stock) of the fair market value (as defined in the Plan) of the Common Stock on the date of grant. The aggregate fair market value (determined at the time of option grant) of stock with respect to which ISOs become exercisable for the first time in any year cannot exceed $100,000.

         The term of each Option shall not be more than 10 years (five years in the case of ISOs granted to holders of 10% of the voting power of the Company's stock) from the date of grant. The Board of Directors has a right to amend, suspend or terminate the Plan at any time; provided, however, that unless ratified by the Company's shareholders, no amendment or change in the Plan will be effective which would increase the total number of shares which may be issued under the Plan, materially increase the benefits accruing to persons granted under the Plan or materially modify the requirements as to eligibility and participation in the Plan. No amendment, supervision or termination of the Plan shall, without the consent of an employee to whom an option shall heretofore have been granted, affect the rights of such employee under such option.

Employment Agreements

         The Company entered into an employment agreement with Thomas F. Motter which commenced on January 1, 1998 and will expire on December 31, 2003. The agreement requires Mr. Motter to devote substantially all of his working time to the Company, provided that he may be terminated for "cause" (as provided in the agreement) and prohibits him from competing with the Company for two years following the termination of his employment agreement. The agreement provides for the payment of an initial annual base salary of $135,000, effective as of January 1, 1998. The agreement also provides for salary increases and bonuses as shall be determined at the discretion of the Board of Directors. Effective as of October 1, 1999, the Board of Directors approved an increase in Mr. Motter's annual base salary to $160,000, and effective as of July 1, 2000, the board approved an increase in his annual base salary to $200,000.

         The Company entered into employment agreements with Mark R. Miehle, which commenced on June 5, 2000 and will expire on June 4, 2003. The agreement requires Mr. Miehle to devote substantially all of his working time to the Company, provided that he may be terminated for "cause" (as provided in the agreement) and prohibits him from competing with the Company for two years following the termination of his employment agreement. The agreement provides for the payment of an initial annual base salary of $150,000, effective as of June 5, 2000, and the issuance of stock options to purchase 150,000 shares of the Company's Common Stock at $6.00 per share, to be vested in equal annual amounts over a three year period. The agreement also provides for salary increases and bonuses as shall be determined at the discretion of the Board of Directors.

Profit Sharing Plan

         On February 16, 1996, the Company adopted a Profit Sharing Plan, under which an amount equal to 10% of the pretax profits will be set aside for the benefit of officers and key employees. This funding will be paid to the officers and key employees as follows: Thomas W. Motter, Chairman of the Board and Chief Executive Officer--30%; and a pool of 70% to be allocated among the other officers and key employees as determined by the Compensation Committee and approved by the Board of Directors. This funding will only be paid if the qualified pretax profits exceed $10,000,000 for any fiscal year beginning October 1, 1996 and ending December 31, 2001. If the pretax profits reach $10,000,000 for any fiscal year, the entire pretax profits for that year will qualify for the funding. The plan expires at the end of its fifth fiscal year on December 31, 2001, when all funds held will be disbursed.

Limitation of Liability and Indemnification

         The Company reincorporated in Delaware in February 1996, in part, to take advantage of certain provisions in Delaware's corporate law relating to limitations on liability of corporate officers and directors. The Company believes that the reincorporation into Delaware, the provisions of its Certificate of Incorporation and Bylaws and the separate indemnification agreements outlined below are necessary to attract and retain qualified persons as directors and officers. The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. This provision is intended to allow the directors the benefit of Delaware General Corporation Law which provides that directors of Delaware corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under certain circumstances, including breach of their duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases or redemptions or any transaction from which the director derived an improper personal benefit. The Company's Bylaws provide that it shall indemnify its officers and directors to the fullest extent provided by Delaware law. The Bylaws authorize the use of indemnification agreements and the Company has entered into such agreements with each of its directors and executive officers.

Certain Relationships and Related Transactions

         The information set forth herein describes certain transactions between the Company and certain affiliated parties. Future transactions, if any, will be approved by a majority of the disinterested members of the Company and will be on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

         Patrick M. Kolenik, a director of the Company from November 1997 to January 21, 2000, is President, a director and a 25% shareholder of Win Capital Corp ("Win Capital"), the placement agent for the Company's Series C Convertible Preferred Stock offering, and Steven J. Bayern, a director of the Company from July 26, 1999 to January 21, 2000, is Chairman, a director and a 25% shareholder of Win Capital. Under the terms of an agency agreement with Win Capital, the Company agreed to pay to Win Capital a commission equal to 9% of the aggregate purchase price of the shares sold, or $269,820. Win Capital was also paid a nonaccountable expense allowance equal to 3% of the aggregate purchase price of the shares sold.

         The Company has also entered into an agreement with Win Capital dated August 20, 1997, wherein Win Capital agreed to perform unspecified investment banking services for the Company for a two year period, for which the Company agreed to pay Win Capital a monthly retainer of $2,000 for the first six months of the agreement, $4,000 per month for the second six months, and $6,000 per month for the remainder of the agreement. In an agreement entered into in February 1999, Win Capital agreed to accept $7,500 in cash plus $60,500 in Common Stock valued at the close of business the day prior to the initial close of the Company's Series D Convertible Preferred stock offering in addition to a $50,000 finders fee as it related to that offering. In addition, the Company issued warrants to Win Capital to purchase 191,000 shares of Common Stock at an exercise price of $3.00 per share in connection with the investment banking agreement and additional warrants to purchase 100,000 shares of common stock at $3.00 per share for services rendered in the private placement of Series C Convertible Preferred Stock.

         Prior to the initial closing of the Series D preferred stock offering, the Company borrowed $75,000 from Cyndel & Co., Inc. ("Cyndel"), of which Messrs. Kolenik and Bayern are each an officer, a director and a 50% shareholder of Cyndel, and $25,000 from Win Capital. The combined $100,000 loan bore interest at a rate of 10% per annum, and was paid back at the end of six months. The Company issued warrants to Cyndel to purchase 105,000 shares of Common Stock and warrants to Win Capital to purchase 35,000 shares of Common Stock, both at an exercise price equal to the closing price of the Common Stock on the business day immediately prior to the issuance date of the warrants, or $2.30 per share, the closing price of the Company's Common Stock on the business day immediately prior to the issue date of the warrants. The Company also entered into a one-year consulting agreement dated January 19, 1999, with Win Capital to provide financial consulting services to the Company in consideration for a fee of $5,000 per month for the term of the agreement.

         In addition, on April 23, 1999, the Company agreed to issue warrants to Cyndel to purchase 75,000 shares of Common Stock at an exercise price equal to $4.00 per share, upon the condition that Cyndel exercises its warrants to purchase 105,000 shares of Common Stock at $2.30 per share within 72 hours after receiving notice that a registration statement has become effective registering the shares issuable upon the exercise of the warrants to purchase 105,000 shares of Common Stock at $2.30 per share. On April 23, 1999, the Company also agreed to issue warrants to Win Capital to purchase 25,000 shares of Common Stock at an exercise price equal to $4.00 per share, upon the condition that Win Capital exercise its warrants to purchase 35,000 shares of Common Stock at $2.30 per share within 72 hours after receiving notice that a Registration Statement has become effective registering the shares issuable upon the exercise of the warrants to purchase 35,000 shares of Common Stock at $2.30 per share.

         On October 1, 1999, the Company entered into a consulting agreement with Cyndel, in which Cyndel agreed to perform unspecified investment banking services for the Company for a one-year period, for which the Company agreed to pay Cyndel a monthly retainer of $8,333.33, plus reimburse Cyndel for any expenses incurred in connection with such investment banking services. The October 1, 1999 consulting agreement was terminated when the Company entered into a new consulting agreement with Cyndel on April 1, 2000. Under the terms of the April 1, 2000 consulting agreement, Cyndel has agreed to perform unspecified investment banking services for the Company for a one-year period, for which the Company agreed to pay Cyndel a monthly retainer of $16,666.66, plus reimburse Cyndel for any expenses incurred in connection with such investment banking services.

         Besides a monthly retainer, the Company has agreed in the April 1, 2000 consulting agreement to pay Cyndel additional compensation of an unspecified amount to be mutually agreed upon if Cyndel brings to the Company a candidate for merger, acquisition, joint venture or other combination or relationship, and the Company enters into a business relationship with such entity. The April 1, 2000 consulting agreement is automatically renewable for additional, successive one-year periods through March 31, 2003, unless either party delivers to the other party on or before January 1 of the contract year written notice of its intent not to renew the agreement.

         Randall A. Mackey, a director of the Company since January 21, 2000, and a former director of the Company from September 1995 to September 3, 1998, is President and a shareholder of the law firm of Mackey Price & Williams, which rendered legal services to the Company in connection with the Company's public offering and other corporate matters. Legal fees and expenses paid to Mackey Price & Williams for the fiscal years ended December 31, 1999 and 2000 totaled $53,324 and $167,022, respectively.

         Thomas F. Motter, Chairman of the Board and Chief Executive Officer of the Company, leased his former residence, which he still owns, to the Company for $2,500 per month. The primary use of the residential property was for housing accommodations for the Company's employees living outside of Utah while they are working at the Company's corporate headquarters in Salt Lake City. The Company obtained an appraisal from an independent appraiser which has concluded that the monthly rate of $2,500 represented the fair market rate for leasing the residential property. The lease agreement was terminated on October 31, 2000.

Report of the Audit Committee

         The Company has an Audit Committee consisting of three non-management directors, Randall A. Mackey, Keith D. Ignotz and Dr. David M. Silver. Each member of the audit committee is considered independent and qualified in accordance with applicable independent director and audit committee listing standards.

         The Company's Board of Directors has adopted a written charter for the Audit Committee and included such charter as an appendix to this proxy statement.

         During the year 2000, the Audit Committee met two times. The Audit Committee has met with management and discussed the Company's internal controls, the quality of the Company's financial reporting, the results of internal and external audit examinations, and the audited financial statements. In addition, the Audit Committee has met with the Company's independent auditors, Tanner & Co., and discussed all matters required to be discussed by the auditors with the Audit Committee under Statement on Auditing Standards No. 61 (communication with audit committees). The Audit Committee received and discussed with the auditors their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees), and considered with the auditors whether the provision of financial information systems design and implementation and other non-audit services provided by them to the Company during 2000 was compatible with the auditors' independence.

         In performing these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company's management, which is responsible for the integrity of the Company's internal controls and its financial statements and reports, and the Company's independent auditors, who are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and for issuing a report on these financial statements.

         Pursuant to the  reviews and  discussions  described  above,  the Audit
Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

Compliance with Section 16(a) of the Securities and Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of any class of the Company's Common Stock to file initial reports of ownership and reports of changes of ownership of the Company's Common Stock. Such persons are also required to furnish the Company with copies of all Section 16(a) reports they file.

         Based solely on its review of the copies of such reports received by it with respect to fiscal 2000, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and greater than 10% beneficial owners were complied with, except that (i) Keith D. Ignotz, through an oversight, filed a late report on Form 3 reporting his beneficial ownership when he was elected a director of the Company; and (ii) Thomas F. Motter, through an oversight, filed one late report on Form 4 reporting the receipt of a stock bonus.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of November 30, 2001 for
(i) each executive officer of the Company, (ii) each director, (iii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares, and (iv) all directors and officers as a group.

                                                                    Percent of
Name and Address(1)                         Number of Shares        Ownership(2)
--------------------------------------------------------------------------------
Thomas F. Motter (3)                             445,570                 3.4%
Mark R. Miehle (4)                                68,966                  *
Heber M. Maughan                                      --                  *
Dr. David M. Silver (5)                           10,666                  *
Randall A. Mackey (5)                                 --                  *
Keith D. Ignotz (6)                                  709                  *
Executive officers and directors
   as a group (6 persons)                        525,911                 3.7%
         ____________________________

* Less than 1%.

(1) The address for Messrs. Motter and Maughan is c/o Paradigm Medical Industries, Inc., 2355 South 1070 West, Salt Lake City, Utah 84119. The address for Mr. Miehle is 1134 Greymoor Road, Birmingham, Alabama 35242. The address for Mr. Mackey is 1474 Harvard Avenue, Salt Lake City, Utah 84105. The address for Dr. Silver is 17 Avalon Court, Bethesda, Maryland 20816. The address for Mr. Ignotz is 5597 Fitzpatrick Trace, Norcross, Georgia 30092.
(2) Assumes no exercise of the options described in this Proxy Statement or any other options or any warrants that the Company may have issued and no conversion of outstanding shares of the Company's Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock into shares of Common Stock.
(3) Does not include options granted to Mr. Motter under the 1995 Option Plan to purchase 193,450 shares of Common Stock.
(4) Does not include options granted to Mr. Miehle to purchase 195,517 shares of Common Stock.
(5) Does not include options granted to each of Dr. Silver and Mr. Mackey to purchase 170,000 shares of Common Stock.
(6) Does not include options granted to Mr. Ignotz to purchase 75,000 shares of Common Stock.



                AUDIT FEES, FINANCIAL INFORMATION SYSTEMS DESIGN
                   AND IMPLEMENTATION FEES AND ALL OTHER FEES

         Fees for the year 2000 annual audit and related quarterly review were approximately $66,000, financial information systems design and implementation fees were approximately $118,000 and all other fees were approximately $29,000. Other fees consisted of preparation of corporate and state tax returns, assistance in filing of reports on the EDGAR system of the Securities and Exchange Commission, accounting consultations, and assistance with other filings made with the Securities and Exchange Commission.

                             ADDITIONAL INFORMATION

         The Company will provide without charge to any person from whom Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, excluding certain exhibits thereto, as filed with the Securities and Exchange Commission. Written requests for such information should be directed to Thomas F. Motter, Chairman and Chief Executive Officer, Paradigm Medical Industries, Inc., 2355 South 1070 West, Salt Lake City, Utah 84119.


                                 OTHER MATTERS

         As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Special Meeting other than the items referred to above. However, if any other matters are properly brought before the meeting, it is the intention of the persons named as proxies in the accompanying Proxy to vote the shares they represent on such business in accordance with their best judgment. In order to assure the presence of the necessary quorum and to vote on the matters to come before the Special Meeting, please indicate your choices on the enclosed Proxy and date, sign and return it promptly in the postage pre-paid envelope provided. The signing and delivery of a Proxy by no means prevents you from attending the Special Meeting.

                                         By order of the Board of Directors,



                                         Randall A. Mackey, Esq.
                                         Corporate Secretary

December 11, 2001.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 28, 2001
                            _________________________

To our Shareholders:

         You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of Paradigm Medical Industries, Inc. (the "Company") to be held on Friday, December 28, 2001, beginning at 10:00 a.m. local time (MST) at the Company's corporate headquarters at 2355 South 1070 West, Salt Lake City, Utah.

         At the Special Meeting, shareholders be asked to approve the proposed Amendment to the Company's Certification of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 shares.

         The foregoing item of business is more fully described in the Proxy Statement accompanying this Notice. Also included is a single-page Proxy/Voting Instruction Form and a postage prepaid return envelope. Only shareholders of record at the close of business on November 30, 2001 are entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof.

         It is important that your shares be represented at the Special Meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy/Voting Instruction Form in the postage prepaid envelope as promptly as possible.

                                                     Sincerely yours,



                                                     Thomas F. Motter
                                                     Chairman of the Board
                                                     and Chief Executive Officer
December 10, 2001
Salt Lake City, Utah

                        PARADIGM MEDICAL INDUSTRIES, INC.

                    PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                                December 28, 2001

                      THIS PROXY SOLICITED ON BEHALF OF THE
                              BOARD OF DIRECTORS OF
                        PARADIGM MEDICAL INDUSTRIES, INC.

The undersigned hereby appoints Thomas F. Motter and Randall A. Mackey or either of them, each with full power of substitution, as proxies to vote at the Special Meeting of Shareholders to be held on Friday, December 28, 2001, beginning at 10:00 a.m., local time, at the corporate headquarters of Paradigm Medical
Industries, Inc. at 2355 South 1070 West, Salt Lake City, Utah, and at all adjournments thereof, all shares of common stock which the undersigned would be entitled to vote on matters set forth below, if personally present:

1.  APPROVAL  OF  THE  PROPOSED  AMENDMENT  TO  THE  COMPANY'S   CERTIFICATE  OF
    INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 20,000,000 TO 40,000,000 SHARES.

     |_|   FOR                      |_|   AGAINST             |_|   ABSTAIN
   _________________________________________________________________________

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSAL 1. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

DATED ______________________________, 2001.

SIGNATURE: ____________________________________________________________________

(This proxy should be marked, dated and signed by each shareholder exactly as such shareholder's name appears hereon and returned promptly. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. If a corporation, please sign in full corporation name by the President or by an authorized corporate officer. If a partnership, please sign in partnership name by an authorized person).